Exhibit 10.1

                              EMPLOYMENT AGREEMENT

        AGREEMENT dated as of January 1, 1997, by and between SOUTHINGTON SAVINGS BANK (the "Bank"), having a principal office in Southington, Connecticut and ROBERT D. MORTON of Southington, Connecticut (the "Employee").

        WHEREAS, the Employee is currently President and Chief Executive Officer of the Bank; and

        WHEREAS, the Board of Directors of the Bank (the "Board") has approved and authorized the entry into this Agreement with the Employee for him to continue to serve the Bank in such capacities; and

        WHEREAS, the Employee wishes to continue said positions; and

        WHEREAS, the parties desire to enter into this Agreement setting forth the terms and conditions for the employment relationship of the Bank and the Employee, which agreement shall in all respects supersede the prior Employment Agreement between the parties.

        NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the Bank and the Employee agree as follows:

        1. Employment. The Employee is employed as President and Chief Executive Officer of the Bank, with the same duties and responsibilities as the Employee now has, unless the Bank and the Employee otherwise agree in writing. During such tenures, he shall render executive, policy and other management services to the Bank of the type customarily performed by persons serving in a similar executive officer capacity, subject to the powers by law vested in the Board and in the Bank's shareholders. The Employee shall perform such other related duties as the Board may from time to time reasonably direct. During the term of this Agreement, the Employee shall also be


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elected and serve as a member of the Board (for which he shall not receive separate compensation).

        The Employee shall perform his duties and responsibilities under this Agreement faithfully, diligently and to the best of the Employee's ability, consistent with the highest and best standards of the banking industry and in compliance with all applicable laws and the Bank's Certificate of Incorporation and Bylaws.

        2. Term. The term of employment under this Agreement shall be for a period of three years commencing on January 1, 1997 (the "Effective Date"). This Agreement shall be extended automatically for one additional year on each anniversary date of the Effective Date hereof, so that there shall be successive three-year terms of employment under this Agreement as of each anniversary date hereof, unless either the Bank or the Employee gives contrary written notice to the other not less than three (3) months in advance of each anniversary date of the Effective Date hereof on which this Agreement would otherwise be extended. References herein to the term of this Agreement shall refer both to such initial term and such successive terms.

        3. Compensation. The Bank acknowledges that at present it compensates the Employee based on an annual salary of One Hundred Fifty Six Thousand One Hundred Eighty ($156,180.00) Dollars. Said salary shall remain in effect for the quarter ending March 31, l997 and thereafter for the remaining quarters of 1997 the employee will be compensated on the basis of an annual salary of One Hundred Sixty Five Thousand Five Hundred Fifty and 80/100 ($165,550.80) Dollars provided by action of the Bank's Compensation Committee in December of 1996. The employee's salary shall be reviewed by the Board and its Compensation Committee at its December, 1997 meetings and at least annually thereafter during the term of this Agreement and the Employee shall receive such salary increases, if any, as the Board in its absolute discretion may determine, together

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with such performance or merit increases, if any, as the Board in its absolute discretion may determine. Participation in discretionary bonuses, retirement and other employee benefit plans and in fringe benefits shall not reduce the salary payable to the Employee under this Section 3. Said compensation shall be payable to the Employee in equal installments in conformity with the Bank's normal payroll period.

        4. Discretionary Bonuses. The Employee shall be entitled to participate in an equitable manner with other executive employees of the Bank in bonuses which the Board in its absolute discretion may authorize and declare to its executive employees. No other compensation provided for in this Agreement shall be deemed a substitute for the Employee's right to participate in such bonuses when and as declared by the Board.

        5. Withholding Obligation. The Bank shall have the ability to withhold from the compensation otherwise due to Employee under this Agreement any federal income tax, Federal Insurance Contribution Act tax, Federal Unemployment Act tax, or other amounts required to be withheld from compensation from time to time under the Internal Revenue Code of l954, as amended, or under any state or municipal laws or regulations.

        6.  Fringe Benefits.

                  (a) Vacations and Leave. The Employee shall be entitled to an annual paid vacation of five (5) weeks per year or such longer period as the Board may approve at least two of said weeks shall be taken as a unit. The timing of paid vacations shall be scheduled in a reasonable manner by the Employee. The Employee shall not be entitled to vacation pay in lieu of vacation, and the Employee shall not be entitled to accumulate unused paid vacation time from one calendar year to the next.

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                  The Employee shall also be entitled to such other leave, with or without compensation, as shall be mutually agreed upon by the Board and the Employee.

                  (b) Participation in Retirement and Employee Benefit Plans. The Employee shall be entitled to participate in any plan of the Bank relating to stock options, 401K, stock appreciation, stock purchases, pension, thrift, deferred compensation, profit sharing, group life insurance, medical coverage, education or other retirement or employee benefits that the Bank may adopt for the benefit of its executive employees. In no case shall the employee receive stock options to purchase less than 66,420 shares as an employee and 1,440 shares as a director at the prices presently authorized.

                  (c) Disability. If the Employee shall become disabled or incapacitated to the extent that he is unable to perform his duties and responsibilities as President and Chief Executive Officer, he shall be entitled to receive disability benefits of the type provided for other executive employees of the Bank.

                  (d) Other Benefits. The Employee shall be entitled to participate in any other fringe benefits which are or may become applicable to the Bank's executive employees, including a travel allowance of $150.00 per month, a reasonable expense account, the payment of reasonable expenses for attending annual and periodic meetings of trade associations, and any other benefits which are commensurate with the duties and responsibilities to be performed by the Employee under this Agreement.

        7.  Termination of Employment.

                  (a) Termination by Board. The Board may terminate the Employee's employment at any time by written notice to the Employee stating the date of such


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        termination, but any termination by the Board other than termination for cause shall not prejudice the Employee's right to compensation or other benefits under this Agreement. The Employee shall have no right to receive compensation or other benefits for any period after termination for cause, except for vested rights of the Employee. Termination for cause shall mean termination because of the Employee's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, breach of a restrictive covenant against competition, disclosure of confidential information, intentional failure to perform stated duties, willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order with appropriate governmental authority, material breach of any provision of this Agreement, or termination under paragraphs (c) or (d) of this Section 7. In determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the thrift industry. Unless the termination is for cause, the Bank shall be obligated concurrently with such termination to pay to the Employee as liquidated damages a lump sum amount equal to the then current salary of the Employee for the remaining term of this Agreement. Such payment shall be discounted by one-half of one percent for each month of the remaining term of this Agreement, unless the Employee elects in lieu of a lump sum payment to receive payment monthly over the remaining term of this Agreement. The liquidated damages amount shall not be reduced by any compensation which the Employee may receive for other employment with another employer after termination of his employment with the Bank.

                  (b) Regulatory Suspension of Employment. If the Employee is suspended and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served by the Commissioner of Banking of the State of Connecticut (the "Commissioner") or the Federal Deposit Insurance Corporation ("FDIC"), the Bank's obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank will (i) pay the Employee all of the compensation withheld while its contractual obligations were suspended and (ii) reinstate in whole all of its obligations which were suspended.

                  (c) Regulatory Termination of Employment. If the Employee is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued by the Commissioner or the FDIC, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.

                  (d) Termination of Employment Resulting from Financial Assistance. All obligations under this Agreement may be terminated by the FDIC at any time the FDIC enters into an agreement to provide financial assistance to or on behalf of the Bank but such termination shall not affect the vested rights of the parties.

                  (e) Termination by Employee. The Employee shall have no right to terminate his employment under this Agreement prior to the end of the term of this Agreement, unless such termination either is approved by the Board or is within one year after a change in control (as defined in Section 8(a) hereof) of the Bank has occurred.

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                  (f) Indemnification of Employee. In the event the employment of the Employee is terminated by the Bank without cause under Section 7(a) hereof or his employment is terminated voluntarily or involuntarily in accordance with Section 8 hereof and the Bank fails to make timely payment of the amounts then owed to the Employee under this Agreement, the Employee shall be entitled to indemnification for all reasonable costs, including attorneys' fees and disbursements, incurred by the Employee in taking action to collect such amounts or otherwise to enforce this Agreement, plus interest on such amounts at the annual rate of one percent above the prime rate (defined as the base rate on corporate loans at large U.S. money center commercial banks as published by the Wall Street Journal), compounded monthly, for the period from the date of employment termination until payment is made to the Employee. Such indemnification and interest shall be in addition to all rights to which the Employee is otherwise entitled under this Agreement.

        8.  Severance Payment.

                  (a) Change in Control Defined. For purposes of this Agreement, the term "change in control" shall be deemed to have taken place if (i) a third person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of l934, becomes the beneficial owner of shares of the Bank having twenty percent (20%) or more or the total number of votes that may be cast for the election of directors of the Bank; or (ii) as the result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions, the persons who were directors of the Bank

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        before such transaction shall cease to constitute a majority of the
        Board of Directors of the Bank or any successor institution.

                  (b) Services During Certain Events. In the event a third person begins a tender or exchange offer, circulates a proxy to stockholders, or takes other steps seeking to effect a change of control of the Bank, the Employee agrees that he will not voluntarily leave the employ of the Bank, and will render the services provided for in this Agreement, until the third person has abandoned or terminated that person's efforts to effect a change of control or until after a change of control has occurred.

                  (c) Termination After Change of Control. In the event the Employee's employment with the Bank is terminated within one year after a change of control of the Bank either (i) involuntarily by the Bank or
        (ii) voluntarily by the Employee, then the Bank shall pay to the Employee as compensation for services previously rendered to the Bank a lump sum cash amount equal to three times the highest compensation (including only base salary, bonuses and incentive compensation) paid or payable to the Employee by the Bank with respect to any twelve (12) consecutive month period during the three (3) years ending with the date of the Employee's termination; provided, however, that such amount may not equal or exceed three times the annualized includible compensation which was included in the Employee's income with respect to the Bank's five (5) taxable years ending prior to the change of control or any other limitation contained in the Internal Revenue Code which would make all or any portion of the payment an excess parachute payment. Such payment shall be made on or before the Employee's last day of employment with the Bank. Such payment shall not be reduced

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        by any compensation which the Employee may receive for other employment with another employer after termination of his employment with the Bank; provided, however, that such payment shall be reduced by any amount paid by the Bank to the Employee as liquidated damages pursuant to Section 7(a) hereof.

        9.  Covenants Not to Compete; Confidentiality.

                  (a) The Employee covenants that he shall not, during the term of this Agreement, have any other paid employment except with the prior written approval of the Board. The Employee further covenants that if he voluntarily terminates his employment with the Bank prior to the end of the term of this Agreement, unless such termination either is approved by the Board or is within one year after a change in control (as defined in Section 8(a) of the Bank has occurred, he shall not, for a period of two years from the date of such termination accept employment as a president, chief executive officer or other similar executive officer of any bank that is a significant competitor of the Bank (as defined in Section 9(d)).

                  (b) The Employee shall at no time either during or subsequent to the term of this Agreement, directly or indirectly, disclose any confidential information or knowledge concerning the Bank or the internal operating procedures, business strategies, or other confidential affairs of the Bank so long as such information is not publicly disclosed.

                  (c) In the event that the Employee breaches or threatens to breach any of the terms of this Section 9, the Employee acknowledges that the Bank's remedy at law would be inadequate and that the Bank shall be entitled to an injunction restraining the Employee from committing or continuing such breach.

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                  (d) Significant Competitor Defined. For purposes of the
        Agreement, the term "significant competitor" shall mean any bank, trust company, savings bank or savings and loan association or holding company affiliate thereof having one or more deposit offices in Connecticut with an aggregate of $100 million or more in deposits at the date of its employment of the Employee.

        10. Payment Obligation Absolute. The Bank's obligation to pay the Employee the compensation and other benefits provided herein shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Bank may have against the Employee. All amounts payable by the Bank hereunder shall be paid without notice or demand.

        11.  General Provisions.

                  (a) No Assignments. This Agreement is personal to each of the parties hereto. Neither party may assign or delegate any of his or its rights or obligations hereunder without first obtaining the written consent of the other party.

                  (b) Entire Agreement; Amendments or Additions; Action by Board. This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersedes all prior oral and written agreements, memoranda, understandings and undertakings between the parties hereto relating to the subject matters hereof. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. The prior approval by a two-thirds affirmative vote of the full Board shall be required in order for the Bank to authorize

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        any amendments or additions to this Agreement, to give any consents or waivers of provisions of this Agreement, or to take any other action under this Agreement including any termination of the employment of the Employee with or without cause under Section 7(a) hereof.

                  (c) Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

                  (d) Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

                  (e) Governing Law. This Agreement shall be governed by the laws of the State of Connecticut as to all matters, including, but not limited to, matters of validity, construction, effect and practice.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                         SOUTHINGTON SAVINGS BANK


                                         By /s/ Walter J. Hushak
                                         -------------------------------------
                                            Chairman of the Board of Directors


ATTEST:    /s/ Steven Nyren
           ------------------------
               Corporate Secretary


                                             /s/ Robert D. Morton
                                             ---------------------------------
                                                 ROBERT D. MORTON


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